THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT

# PROMISSORY NOTE

$675,000.00

New York, New York
February 27, 2020

**FOR VALUE RECEIVED**, the undersigned, MARIMED INC., a Delaware corporation (the "Issuer") and each guarantor signatory hereto, hereby promise to pay to Navy Capital Green Co-Invest Fund, LLC (the "Holder"), or its registered assigns, on the Maturity Date (as hereinafter defined) (or earlier as hereinafter provided) the principal sum of Six Hundred Seventy Five Thousand Dollars ($675,000.00), plus interest on the unpaid principal amount of this Note from time to time as provided herein. For the purposes of this Note, the term "Maturity Date" shall mean the eighteen (18) month anniversary of the date hereof, unless extended pursuant to the terms hereof.

1. The Loan.

As set forth in the Exchange Agreement dated as of the date hereof (the "Exchange Agreement"; terms used but not defined herein shall have the assigned meaning in the Exchange Agreement by and among Issuer and Holder, Issuer has requested, and Navy has agreed, that Navy will extend a loan (the "Loan") in the aggregate principal amount of Four Million Four Hundred Seventeen Thousand Five Hundred Dollars ($4,417,500.00), pursuant to the terms hereof.

2. Interest.

(a) The Issuer promises to pay interest on the principal amount of this Note at the rate of sixteen and a half percent (16.5%) per annum (the "Applicable Rate"). The Issuer shall pay accrued interest in arrears on the first day of each fiscal quarter, or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an "Interest Payment Date"), beginning on July 1, 2020. On the first Interest Payment Date, the Issuer shall pay interest accrued from (and including) the date of issuance of this Note, and on each subsequent Interest Payment Date, the Issuer shall pay interest accrued from (but excluding) the immediately preceding Interest Payment Date through and including such Interest Payment Date. Interest on this Note shall accrue from the date of issuance until repayment of the principal and all accrued interest in full. Interest shall accrue and be calculated on the basis of a year consisting of 360 days and the actual number of days elapsed since the last Interest Payment Date.

(b) Subject to applicable law, automatically while any Event of Default (as hereinafter defined) under Section 5(a)(i), Section 5(a)(ii), Section 5(a)(vi) or Section 5(a)(vii) exists, subject to any cure right, the principal amount of this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate that is two percent (2.0%) per annum in excess of the Applicable Rate (the "Default Rate"; the additional two percent (2.0%) per annum added to the Applicable Rate being referred to herein as the "Default Rate Margin"). Any election made pursuant to the immediately preceding sentence may be made retroactive to the date of the occurrence of the applicable Event of Default. In the event that any interest rate provided for herein shall be determined to be in excess of the maximum rate permitted under applicable law, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Issuer of any interest amount in excess of that permitted by applicable law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty.

3. Payment of Principal; Extension of Maturity Date.

The Issuer shall pay the principal amount due under this Note including all accrued interest on the Maturity Date; provided that the Maturity Date may be extended for six (6) months if at least five (5) Business Days prior to the Maturity Date, Holder has received (i) advanced notice of the Issuer's desire to extend the Maturity Date; and (ii) payment of an extension fee in an amount equal to 2.5% of the face amount hereof; which such fee shall be paid in cash, non-refundable, and fully earned at the time of payment.

4. Voluntary Prepayment/Prepayments on Acceleration.

(a) Subject to the provisions of this Section 4, at any time following the six-month anniversary of the issuance date of this Note, the Issuer may, at any time and from time, prepay all or a portion of the then outstanding principal amount of this Note, accrued and unpaid interest thereon and all other amounts due hereunder in cash, without premium or penalty.

(b) The Issuer shall give written notice of voluntary prepayment of this Note or any portion thereof not less than five (5) Business Days (or such shorter period as agreed to by the Holder) prior to the date fixed for such prepayment; provided that such notice may be conditioned upon the incurrence of other loans or the effectiveness of other credit facilities, in each case that will prepay the Note in full.

(c) All voluntary prepayments under this Section 4 shall include payment in cash of all accrued unpaid interest on the principal amount so prepaid and shall be applied first to payment of unpaid interest that has accrued at the Default Rate Margin, if any, then to payment of all other accrued and unpaid interest, and thereafter to principal.

(d) All optional prepayments of the Note shall be applied in inverse order of maturity.

5. Defaults and Remedies.

(a) Events of Default.

The occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of Law or otherwise, shall constitute an "Event of Default":

(i) the Issuer shall fail to pay when due any principal, interest, premium, fee or other amount under any Transaction Document and in the case of any such amount other than principal, such failure continues for three (3) consecutive Business Days;

(ii) the Issuer shall fail to observe or perform any covenant contained in the Exchange Agreement, this Note or any other Transaction Document (other than occurrences described in other provisions of this Section 5(a) for which a different grace or cure period is specified or for which no grace or cure period is specified) and such failure is not remedied or waived within twenty (20) days after the earlier of (A) receipt by any Issuer of written notice from Holder of such failure or (B) actual knowledge of the Issuer of such failure;

(iii) any representation, warranty, certification or statement made by the Issuer or any Subsidiary in any Transaction Document or in any certificate, financial statement or other document required to be delivered pursuant to any Transaction Document is incorrect in any material respect (without duplication of any materiality qualification contained therein) when made (or deemed made);

(iv) the Issuer shall fail to pay when due or within any applicable grace period any principal, interest or other amount on debt or the occurrence of any breach, default, condition or event with respect to (i) any Note issued pursuant to the Exchange Agreement or (ii) any other debt if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such debt to cause debt or other liabilities having an aggregate principal amount in excess of $500,000 to become or be declared immediately due and payable prior to its maturity;

(v) the Issuer shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally

to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

(vi) an involuntary case or other proceeding shall be commenced against any Issuer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Issuer or any Subsidiary under the Federal bankruptcy laws (or similar insolvency laws under jurisdictions outside of the United States) as now or hereafter in effect;

(vii) (A) the institution of any steps by any Person to terminate a pension plan if as a result of such termination the Issuer could reasonably be expected to be required to make a contribution to such pension plan, or could reasonably be expected to incur a liability or obligation to such pension plan, in either case in excess of $100,000, (B) a contribution failure occurs with respect to any pension plan that would reasonably be expected to give rise to a Lien in excess of $100,000 on the assets of the Issuer under Section 303 of ERISA or Section 430 of the Code, or (C) there shall occur any withdrawal or partial withdrawal from a multiemployer plan and the withdrawal liability is assessed against the Issuer in excess of $100,000;

(viii) one or more judgments, orders, decrees or arbitration awards for the payment of money (to the extent of the amount not paid or fully covered by indemnity or insurance or as to which the relevant insurance company has denied coverage) aggregating in excess of $500,000 shall be rendered against the Issuer and Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (B) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of any such judgments, or orders, decrees or awards, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(ix) (i) the acquisition by any person, or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of thirty five percent (35%) or more of the outstanding shares of voting stock of the Company; or (ii) the majority of the Board of Directors of the Company fails to consist of directors that were members of such board of directors on the issuance date of this Note; or

(x) any of the Transaction Documents (or any material provision thereof) shall for any reason fail to constitute the valid and binding agreement of the Issuer

(other than pursuant to the terms thereof), or the Issuer shall so assert in writing.

(b) Acceleration.

Upon the occurrence and during the continuance of an Event of Default, Holder may, (i) by written notice to Issuer declare this Note to be immediately due and payable including accrued interest on and all other amounts payable under, this Note and the other Transaction Documents shall be and become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived, to the extent permitted by law, by Issuer and Issuer will pay the same; provided that in the case of any of the Events of Default specified in subsections (vi) or (vii) of Section 5(a) above, without any notice to any Issuer or any other act by Holder, this Note shall automatically become immediately due and payable including accrued interest on and all other amounts payable under, this Note and the other Transaction Documents, which such amounts shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind, all of which are hereby waived, to the extent permitted by law, by Issuer and Issuer will pay the same.

6. Suits for Enforcement.

Upon the occurrence and during the continuation of any one or more Events of Default, the Holder may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Exchange Agreement, this Note or any other Transaction Document or in aid of the exercise of any power granted in the Exchange Agreement, this Note or any other Transaction Document, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder of this Note.

7. Remedies Cumulative.

No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8. Remedies Not Waived.

No course of dealing between any Issuer and the Holder (or any other holder of a Note) or any delay on the part of the Holder (or any other holder of a Note) in exercising any rights hereunder shall operate as a waiver of any right.

9. Transfer; Registration.

(a) The term "Holder" as used herein shall also include any registered transferee of this Note. Each transferee of this Note acknowledges that this Note has not been

registered under the Securities Act, and each Holder agrees that, prior to any proposed transfer of this Note, if such transfer is not made pursuant to either an effective registration statement under the Securities Act or an opinion of counsel, reasonably satisfactory in form and substance to the Issuer, that this Note may be sold without registration under the Securities Act, the Holder will, if requested by the Issuer, deliver to the Issuer:

(i) an agreement by such transferee to the impression of the restrictive investment legend first set forth above; and

(ii) an agreement by such transferee to be bound by the provisions of this Section 9 relating to the transfer of such Note.

(b) This Note is a registered instrument. The Issuer shall maintain a register (the "Note Register") in their principal offices for the purpose of registering the Note and any transfer thereof, which register shall reflect and identify, at all times, the ownership of any interest in the Note. Upon the issuance of this Note, the Issuer shall record the name of the initial purchaser of this Note in the Note Register as the first Holder. Upon surrender for registration of a transfer or exchange of this Note at the principal offices of the Issuer, the Issuer shall, at their expense, execute and deliver a new Note of like tenor and of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder's attorney duly authorized in writing. The Issuer shall have no obligation hereunder to any Person other than the registered Holder of this Note.

(c) This Note may be transferred or assigned by the Holder, in whole or in part, at any time. In the event that the Holder intends to transfer this Note to more than one transferee, the Issuer shall, in good faith, cooperate with the Holder to effectuate such a transfer and to issue replacement Notes in the appropriate denominations.

10. Replacement of Note.

On receipt by the Issuer of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), in form and substance reasonably acceptable to the Issuer, the Issuer, at the Holder's expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor and amount. If required by the Issuer, such Holder must provide an agreement to indemnify the Issuer, which in the judgment of the Issuer, is sufficient to protect the Issuer from any loss that they may suffer if a lost, stolen or destroyed Note is replaced.

11. Covenants Bind Successors and Assigns.

All the covenants, stipulations, promises and agreements in this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the Issuer. Subject to the provisions of Section 9 hereof, the Holder may assign any of its respective rights

under this Note to any Person. No Issuer may assign any of its rights under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void. No Person other than parties to the Transaction Documents and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

12. GOVERNING LAW.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

13. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

THE ISSUER AND THE HOLDER OF THIS NOTE HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS NOTE OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, OR ENFORCEMENT HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THIS NOTE, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE ISSUER AND THE HOLDER OF THIS NOTE ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS TRANSACTION, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. THE ISSUER AND THE HOLDER OF THIS NOTE FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE TRANSACTION DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS NOTE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE ISSUER AND THE HOLDER OF THIS NOTE ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF EACH. THE ISSUER AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENTS OR

TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. THE ISSUER AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

14. Headings.

The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

15. Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

[Signature Page Follows]

**IN WITNESS WHEREOF**, each of the undersigned have caused this instrument to be duly executed.

**ISSUER:**

**MARIMED, INC.**

By: /s/ Jon R. Levine
Jon R. Levine, Chief Financial Officer